EXHIBIT 99.1


                 [LOGO] American Water Works Company, Inc.
                               NEWS RELEASE

FOR RELEASE:  FOR IMMEDIATE RELEASE

CONTACT: Thomas G. McKitrick, Vice President-Investor Relations Sherry F. Lytle, Vice President-Corporate Communications
              (856) 346-8200
              www.amwater.com


                    AMERICAN WATER WORKS COMPANY, INC.
                          AMENDS RIGHTS AGREEMENT


     VOORHEES, NEW JERSEY, June 1, 2000 -- American Water Works Company, Inc. (NYSE:AWK) announced today that it has amended its shareholder Rights Agreement. The Rights Agreement provides for certain consequences if more than a stated percentage of the Company's Common Stock is acquired by any person or group of persons without the prior consent of the Board of Directors. Today's amendment lowered that percentage, and the percentage ownership that triggers the dilutive effect of the rights issued under the Agreement, to 10% of the Company's outstanding Common Shares.

     J. James Barr, president and chief executive officer of American Water Works explained, "These amendments are important to further strengthen the position of all shareholders of the Company in the event of an unwelcome attempt to gain control of the Company. We are not aware of any efforts to acquire control at this time. Our action today is merely intended to prepare us to effectively deal with any such attempt if it should occur in the future."

     American Water Works Company shareholders do not need to take any action with respect to the amendments to the Rights Agreement.

     American Water Works Company, through its subsidiaries, provides water and wastewater services to more than 1,000 communities in 23 states.


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